Exhibit 10.2
July 22, 2010
Joshua Hanna
c/o Ancestry.co.uk
Waterfront Building
Hammersmith Embankment, Chancellor’s Road
London W6 9RU
Dear Joshua:
I am pleased to provide the following offer and remuneration package for your new position as Executive Vice President & Head of Global Marketing for Ancestry.com Inc. (the “Company”) reporting to Tim Sullivan as follows:

Salary:	$260,000 annualized, payable semi-monthly according to normal Company payroll policy. Effective date of new salary will be August 1, 2010.

Bonus:
Target annual bonus of 60% of Salary based upon Company and individual performance goals established by the Company per the terms and conditions of the Company’s Performance Incentive Program. You must be employed by the Company at the time of the bonus payout in order to receive the payout.

Relocation:
You will receive a $75,000 lump-sum relocation bonus to cover the costs related to relocation back to the US. Additionally, the Company will assign a mover and pay the costs of the shipment of your household goods from London to San Francisco. The Company will also pay one-way business class airfare from London to San Francisco for you, your spouse, and your children as well as reimburse you for ground transportation costs and up to three weeks of hotel stays. The Company will also pay business-class airfare for you and your spouse to conduct a house-hunting trip to San Francisco including related hotel and ground transportation costs. All taxable payments and reimbursements will be made no later than March 15, 2011.

Expatriate Allowance:
Your current cost of living allowance and other expatriate subsidies (the “Expatriate Allowance”) will discontinue effective July 31, 2010 at the then current rate of subsidy such that your 2010 payments will not exceed 7/12’s of the total potential 2010 Expatriate Allowance. Any additional expenses incurred after 7/31/10 associated with terminating lease agreements, utility service and other reasonable expenses to which you are currently committed and cannot avoid will be paid by the Company.

Joshua Hanna	Page 2
July 22, 2010

Restricted Stock/Option Grant:
Subject to the approval of and action by the Compensation Committee of the Board of Directors of the Company, upon your return to the United States and in conjunction with your new role, you will be granted 60,000 Ancestry.com restricted stock units and a non-qualified option to purchase 165,000 shares of common stock of the Company. Your grant of restricted stock units and options will be subject to the terms and conditions of the 2009 Stock Incentive Plan and the form of Restricted Stock Unit Agreement and Non-Qualified Stock Option Agreement most recently approved by the Compensation Committee. The option will have an exercise price equal to the fair market value of a share of the Company’s common stock on the date of grant. The Company will use its best efforts to ensure that the Compensation Committee approves these grants at the first regularly scheduled Compensation Committee meeting following your signed acceptance of this letter.

Tax:
Tax Equalization Policy: You will be covered under the terms of the Company’s Tax Equalization Policy. The purpose of this policy is that you will pay no more or less tax on your base salary and bonus than you would pay had you remained in the United States for all of 2010. This is accomplished by deducting an amount equivalent to home income and social taxes that would have been assessed on base salary and bonus from your compensation in 2010 prior to August 1st. Once the liability is satisfied, the Company is responsible for the actual incremental income taxes and social taxes assessed on income paid (including the Expatriate Allowance) by the Company during the foreign assignment.

United States taxes assessed on personal income such as interest, dividends, and capital gains will be borne by you in total. When the US tax return is filed, a reconciliation will be prepared which will ensure that both the Company’s and your obligations have been met. All tax reimbursements due to you at the time of reconciliation become taxable income and therefore will be increased or “grossed up” by the additional estimated tax liability in order to compensate you for the added tax burden. Notwithstanding anything herein to the contrary, all terms of the Tax Equalization Policy shall survive your termination of employment and/or repatriation regardless of the reason for termination or resignation for all United States and United Kingdom tax years during which you were employed by the Company on your foreign service assignment.

The payments described in this section are intended to be exempt from Section 409A of the Internal Revenue Code of 1986, as amended, (“Section 409A”) under Treasury Regulation Section 1.409A-1(b)(8)(iii) and will be administered in accordance with such regulation.

You are responsible for ensuring that all tax returns are filed timely with the applicable authorities in the United Kingdom and United States locations. The Company will provide you with and pay for the services of a tax preparer for both United States and United Kingdom country tax returns through the 2010 tax year. Such payments will be made to you in 2011. If you are required to file any United Kingdom returns for additional years as a result of your overseas assignment, the Company will reimburse you for the costs associated with paying a tax preparer to complete those returns for the years in which you were employed with the Company. Such payments will be made to you in the year in which the tax return is due and no later than the end of the calendar year in which the expense was incurred. The amount of benefits provided or expenses eligible for reimbursement in any calendar year will not affect the amount of benefits to be provided or expenses eligible for reimbursement in any other calendar year and this benefit is not subject to exchange or liquidation for another benefit.

Joshua Hanna	Page 3
July 22, 2010
In addition to the foregoing, you have the opportunity to continue to participate in all available benefits offered generally to employees of the Company from time to time. These currently include paid time off, holidays, health, dental, life, disability, a Section 125 cafeteria plan, tuition reimbursement and the Company’s 401(k) retirement plan, all subject to the Company’s policies and procedures. The scope and extent of employee benefits offered by the Company may change from time to time. You also will be bound by the Company’s standard Agreement to Protect Company Property a copy for your signature is attached.
Employment with Ancestry.com Inc. is for no specific period of time and constitutes “at will” employment. Both you and Ancestry.com Inc. are free to terminate this at-will employment relationship at any time for any reason, with or without cause and with or without notice. Notwithstanding the foregoing, if the Company terminates your employment without Cause (and other than as a result of your death or disability) or you resign for Good Reason, you will be eligible for a severance package as follows:
The Company will pay you a severance amount equal to six (6) months of Salary paid out over regular Company payroll periods, commencing on the first regular Company payroll period after the Release Deadline (defined below). In addition, following any such termination of employment you will be entitled to an additional lump sum severance payment equal to 80% of your Average Annual Bonus, prorated based on the number of months you were employed during the year of termination, payable on the first regular Company payroll period after the Release Deadline (and in no event later than 70 calendar days after your “separation from service” within the meaning of Section 409A). For purposes of this offer letter, “Average Annual Bonus” means the average annual bonus earned by you under the Company’s Performance Incentive Program (or any successor annual bonus program) for the year of termination for performance over the two (2) years preceding the year of termination.
In each case outlined above, the severance payments are contingent upon your signing a general release of claims in favor of the Company and such release of claims becoming irrevocable within 45 calendar days following your separation from service (such 45th day, the “Release Deadline”). Additionally, in the event of such a termination of employment the Company will reimburse you and any covered dependents for your medical benefit COBRA premiums for a period of six (6) months following your termination, subject to (1) your providing the Company with adequate proof of payment of such COBRA premiums as determined by the Company and (2) the taxation of such reimbursements to the extent advisable under Section 105(h) of the Internal Revenue Code of 1986, as amended, or other applicable law.

Joshua Hanna	Page 4
July 22, 2010
In the event that within three (3) months before or within twelve (12) months following a Change of Control you are terminated by the Company without Cause (other than as a result of your death or disability), or you resign for Good Reason, you will be entitled to the aforementioned severance package and immediate vesting as to a total of fifty percent (50%) of your then unvested equity and equity-based awards. In addition, the period for which you will be eligible to receive reimbursement for COBRA medical premiums will be increased to a total of twelve (12) months.
For purposes of this offer letter, “Cause” means gross negligence in carrying out your duties for the Company or any breach of fiduciary duties to the Company, conviction of, or plea of guilty or no contest to any felony, any act of fraud or embezzlement, material violation of a Company policy or any unauthorized use or disclosure of confidential information or trade secrets of the Company or its affiliates, or failure to cooperate in any Company investigation. Neither bad judgment nor mere negligence nor an act of omission reasonably believed by you to have been in, or not opposed to, the interests of the Company, shall constitute examples of gross negligence.
For purposes of this offer letter, “Change of Control” results when: (i) any person or entity other than a stockholder of the Company (or any parent corporation) as of the date of this offer letter becomes the beneficial owner, directly or indirectly, of securities of the Company (or any parent corporation) representing fifty percent (50%) or more of the total voting power of all of the Company’s (or any parent corporation’s) then outstanding voting securities, (ii) a merger or consolidation of the Company (or any parent corporation) in which the Company’s (or any parent corporation’s) voting securities immediately prior to the merger or consolidation do not represent, or are not converted into securities that represent, a majority of the voting power of all voting securities of the surviving entity immediately after the merger or consolidation, or (iii) a sale of all or substantially all of the assets of the Company (or any parent corporation) or a liquidation or dissolution of the Company (or any parent corporation).
For purposes of this offer letter, you can resign for “Good Reason” within twelve (12) months following a change of control and within ninety (90) days after the occurrence of any of the following without your consent: a material reduction of your base compensation, duties, authority or responsibilities, relative to your compensation, duties, authority or responsibilities or the assignment to you of such reduced duties, authority or responsibilities.
For purposes of this offer letter, you can resign for “Good Reason” within ninety (90) days after the occurrence of any of the following without your express written consent in circumstances not involving a change of control: (i) a material reduction of your base compensation, or (ii) a relocation of your principal place of employment to a facility or location more than one hundred (100) miles from the current location of the Company’s San Francisco, California offices as in effect on the date upon which this offer letter is executed. Notwithstanding anything herein to the contrary, no event described above in this paragraph and the preceding paragraph shall constitute Good Reason unless (x) you provide the Company notice of such event within thirty (30) days after the first occurrence or existence thereof, which notice specifically identifies the event that you believe constitutes Good Reason and (y) the Company fails to cure such event within thirty (30) days after delivery of such notice.

Joshua Hanna	Page 5
July 22, 2010
Any other changes to our at-will employment relationship will be effective only if contained in a written agreement for that purpose, signed by you and the Company’s CEO.
The payments hereunder are intended to be exempt under Treasury Regulation Section 1.409A-1(b) (9)(iii). Notwithstanding the foregoing, to the extent (i) any payments to which you become entitled under this agreement, or any agreement or plan referenced herein, in connection with your termination of employment constitute deferred compensation subject to (and not exempt from) Section 409A and (ii) you are deemed at the time of such termination of employment to be a “specified” employee under Section 409A, then such payment or payments shall not be made or commence until the earlier of (i) the expiration of the six (6)-month period measured from the date of your “separation from service”; or (ii) the date of your death following such separation from service; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to you, including (without limitation) the additional twenty percent (20%) tax for which you would otherwise be liable under Section 409A(a)(1)(B) in the absence of such deferral. Upon the expiration of the applicable deferral period, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this paragraph shall be paid to you or your beneficiary in one lump sum. For purposes of this agreement or any agreement or plan referenced herein, with respect to any payment that is subject to (and not exempt from) Section 409A of the Code, termination of your employment shall be a “separation from service” within the meaning of Section 409A, and Section 1.409A-1(h) of the regulations thereunder.
This letter sets forth the key terms of your proposed employment by the Company, but is not intended and shall not be construed as an employment contract. By signing below, you accept the terms of employment as outlined above and with the understanding that the employment relationship established by this offer letter is “at-will.” At-will employment means that either you or the Company may terminate the employment relationship at any time, with or without notice, and with or without cause. The Company, as an at-will employer, reserves the right to modify, revoke, suspend, terminate or change any or all such terms of employment, in whole or in part, at any time with or without notice. Nothing in terms of employment, either implied or expressed, is to be viewed as an employment contract. Regarding confidentiality, you agree not to divulge, furnish, or make accessible to anyone outside Ancestry.com Inc. any knowledge or information coming into your possession during your employment with respect to confidential or secret documents, processes, plans, formulae, devices or material relating to the business and activities of Ancestry.com Inc.
By signing this letter, you confirm to the Company that you are under no contractual or other legal obligation that would prohibit you from performing your duties for the Company as described herein.

Joshua Hanna	Page 6
July 22, 2010
By signing this letter you acknowledge that the provisions of this restated offer letter have been read, are understood, and the continued employment on the terms and conditions described herein is herewith accepted. This letter, together with the agreements specifically referenced herein along with the Agreement to Protect Company Property document you signed previously, supersedes and preempts all prior or contemporaneous oral or written understandings and agreements with respect to the subject matter hereof between you and the Company, including, without limitation, the updated offer letter dated July 20, 2009. Please signify your acceptance of this letter and to further indicate that you understand that this letter does not constitute an employment contract, by signing where indicated below and returning this letter to me by July 26, 2010.
If you have any additional questions, please feel free to contact me at (801) 705-7011.
Sincerely,

/s/ Tim Sullivan
Tim Sullivan
CEO
Ancestry.com Inc.
Accepted and agreed to this 22nd day of July, 2010.

/s/ Joshua Hanna Joshua Hanna